Exhibit 99.1

PRESS RELEASE

DICK'S Sporting Goods Announces Quarterly Dividend

PITTSBURGH, Pa., February 18, 2014 – The Board of Directors of DICK'S Sporting Goods, Inc. (NYSE: DKS) authorized and declared a quarterly dividend of $0.125 per share on the Company's Common Stock and Class B Common Stock. The dividend is payable in cash on March 28, 2014 to stockholders of record at the close of business on March 7, 2014.

About DICK'S Sporting Goods, Inc.

DICK'S Sporting Goods, Inc. is an authentic full-line sports and fitness specialty omni-channel retailer offering a broad assortment of high quality, competitively-priced brand name sporting goods equipment, apparel and footwear in a specialty store environment. The Company also owns and operates Golf Galaxy, LLC, a golf specialty retailer.

As of February 1, 2014, the Company operated 558 DICK'S Sporting Goods stores in 46 states, 79 Golf Galaxy stores in 30 states and eCommerce websites and catalog operations for DICK'S Sporting Goods and Golf Galaxy. DICK'S Sporting Goods, Inc. news releases are available at http://www.DicksSportingGoods.com/Investors. The Company's website is not part of this release.

Contacts:

Anne-Marie Megela, Vice President – Treasury Services and Investor Relations, or
Scott W. McKinney, Director of Investor Relations
DICK'S Sporting Goods, Inc.
investors@dcsg.com
(724) 273-3400